Change in Independent Public Accountant

On September 19, 2025, the Fund, by action of the Audit Committee of the Board, approved Cohen & Company, Ltd. (“Cohen”) to serve as the independent registered public accounting firm to audit the financial statements of the Fund for the fiscal year ending March 31, 2026.

Ernst & Young LLP (Ernst & Young) resigned as the independent registered public accounting firm for the Fund effective August 21, 2025. Previously, Ernst & Young served as the independent registered public accounting firm to the Fund. Ernst & Young’s report on the financial statements for the Fund for the period from February 3, 2025 (commencement of operations) through March 31, 2025 (the “period ended March 31, 2025”)contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During the period ended March 31, 2025 and the interim period of April 1, 2025 through August 21, 2025 (the “Interim Period”) there were no (i) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such year, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the period ended March 31, 2025 and the Interim Period, neither the Fund nor anyone on behalf of the Fund had consulted Cohen on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of Cohen does not reflect any disagreements or dissatisfaction by the Fund, the Board, or the Audit Committee with the performance of Ernst & Young.

December 5, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 19 (a)(4) Change in Independent Public Accountant of Form N-CSRS dated December 5, 2025, of Corient Registered Alternatives Fund and are in agreement with the statements contained in the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

New York, NY